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                                                                    Exhibit 99.1





                                           2004
                                       Wilshire
                                    Enterprises
                                  Annual Report






                                      -5-
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DEAR SHAREHOLDERS,

                  I am very pleased to report that the year 2004 was another momentous year for the Company as we continued to implement significant changes as part of our efforts to maximize shareholder value.

     The year began with the Company in the midst of negotiations to sell all or parts of the Company. After fully exploring opportunities to sell the whole Company, we were very pleased in the second quarter of 2004 to successfully sell our U.S. and Canadian oil and gas businesses for gross proceeds of $28.3 million.

     In July 2004 we hired a new senior management team with Daniel C. Pryor as President & Chief Operating Officer and Seth H. Ugelow as Chief Financial Officer thereby strengthening the Company's potential to pursue strategic considerations.

     Subsequently, in October 2004, the Company provided its first web broadcast of an investor presentation. Our objectives for the presentation included facilitating an improved understanding of the intrinsic value of Wilshire and discussing our near-term business strategy to increase this value. We provided our long-time investors and potential new investors with detailed information regarding the Company's cash-generating assets and other investments to assist in their valuation of the Company. We expect to continue providing investor presentations on a periodic basis when circumstances warrant having a forum to discuss new business results or strategies. Below I reiterate the key strategic objectives stated during the October 2004 presentation and discuss select actions taken in pursuit of these objectives.


VALUE CREATION STRATEGIES


>> UNLOCK VALUE BY SELLING OR REPOSITIONING ASSETS TO INCREASE NET ASSET VALUE:

     Particularly notable this past year was the Company's achievement in monetizing assets. In addition to the aforementioned sale of the oil and gas business, in 2004 Wilshire sold twelve investment properties located in New Jersey for $12.3 million, three parcels of land also located in New Jersey for $7.5 million, and two condominium units for $0.3 million. Combined gross proceeds resulting from the disposition of real estate and oil and gas assets during 2004 was $48.3 million. The year-end balance sheet included $46.9 million in total debt, down from $58.5 million the previous year. Notably, while total debt decreased by 20% in 2004, the Company's cash, restricted cash and marketable securities increased by $27.9 million from $10.1 million to $38.0 million.

     In January of 2005 we entered into an agreement to sell the Phoenix apartment property known as the Biltmore Club for $21.0 million. By capitalizing on the current demand by developers for distinguished property locations in Phoenix, we are transforming an apartment complex in need of sizable capital improvements into a major source of profit. Upon successful completion of the sale, Wilshire expects to realize an estimated net profit after taxes of approximately $9.0 million.

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     We continue to invest in our real estate portfolio with the intention of strengthening the competitiveness of the properties, improving net operating income ("NOI") results, and increasing net asset value. The Company's four residential apartment properties in Arizona and Texas have benefited from investment in the common areas including the entertainment and recreational facilities and in landscaping and exterior detailing. We believe these investments have strengthened the competitiveness of these properties, potentially improving tenant retention, occupancy and, most importantly, profitability. I note that these four properties each experienced sequential annual growth in net operating income and improved NOI margins. Improved profitability in these properties and others, we believe, should increase the Company's valuation in any discussions with potential buyers of the Company or merger partners.

     As announced previously, Wilshire is in the process of completing extensive improvements to the common areas of the Galsworthy Arms Apartments condominium complex (located near the seashore in Long Branch, New Jersey) with the objective of improving the valuation of the individual units. The Company completed the sale of a renovated two-bedroom condominium at Galsworthy Arms for $269,500 in January 2005. In April 2005 we entered into a contract to sell a renovated one-bedroom unit for $240,000, a potential sale that is expected to close in May 2005. By comparison, public records indicate that the last sale of a Galsworthy Arms one bedroom unit in May 2001 was for $45,000. We believe that the increased valuation of the Company's 45 units (counting the two-bedroom we recently sold) greatly exceeded the capital invested to reposition this condominium complex.

     We are vigorously pursuing value creation opportunities in our commercial properties. Our capital investment in the commercial portfolio during 2004 was predominantly focused on our Tempe Corporate office building located in Tempe, Arizona. After renovating the common areas of this well situated office building and painting the exterior we have seen significant improvement in leasing activity with four new tenants having signed leases since October 2004. Again, we believe the enhanced incremental valuation of this building, due to the new leasing activity, well exceeds the amount of capital invested in the building in 2004 and early 2005.

     While we do not expect to invest significantly in capital improvements in either Royal Plaza, located in Mesa, Arizona, or Tamarac Office Plaza, located near Fort Lauderdale, Florida, we are pursuing opportunities to increase the value of these properties. In regards to Royal Plaza, we have divided the property into two separate parcels, delineating the properties by function, with one parcel having retail space and the second parcel servicing medical tenants. We believe having two parcels, each with its distinct customer base, strengthens our ability to market the properties to potential leasehold tenants or real estate purchasers. To further optimize valuation for Royal Plaza, we are currently evaluating providing condominium ownership opportunities for current and potential medical tenants. And at Tamarac Office Plaza, which is now 100% occupied, we are aggressively pursuing lease renewals with the intent of increasing the pricing and duration of the existing leases.

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     In 2004 difficulties beset the hotel operator that leases from the Company, on a triple net basis, the Wilshire Grand Hotel located in West Orange, New Jersey. Beginning in 2005, the hotel operator ceased making lease payments. As a result of the hotel operator's delinquency, Wilshire is evaluating alternatives for its investment including: a) declaring the hotel operator in default and pursuing tenant eviction proceedings or b) participating in a settlement agreement in which Wilshire would assume control of the Wilshire Grand Hotel.

     We were pleased to report that the Company entered into an agreement to receive $1,100,000 for its mortgage receivable (secured by condominiums located in New Jersey), which was paid during the first quarter of 2005. As a result of this transaction, the Company recognized a gain of approximately $400,000 in the first quarter of 2005, further strengthening its cash position, and "unlocking" value that may not have been recognized by the investment community.

     The Company's Discontinued Real Estate Operations represents a significant value to the Company's shareholders and remain an important element of senior management's efforts to increase net asset value. Real estates properties included in Discontinued Operations are Amboy Towers (a ten-story office building in Perth Amboy, NJ), Twelve Oaks (72 residential units near Atlanta, Georgia), two land parcels (in New Jersey) and, since January 2005, the Biltmore Club Apartments (discussed above).

     Wilshire confronted a challenging year in regards to Amboy Towers, a ten-story art-deco office building with a prime location in Perth Amboy, New Jersey. In the first half of the year two contracts to sell the property were not consummated. We also encountered attempts by the City of Perth Amboy to designate this property as part of a redevelopment zone with such designation having the potential consequence of a forced sale at a distressed price. At the conclusion of the year, we reached an amicable settlement with the City of Perth Amboy in which Wilshire committed to invest $750,000 to further upgrade the building. While we have recently been solicited to sell the building at a price well above that which we were seeking in early 2004, (due to both the end of litigation with the city and the positive response to our initial building improvements), we currently intend to continue to reposition the building and optimize its future value. Importantly, Perth Amboy is a vital, seacoast community that is enjoying a renaissance in commercial and residential activity.

     Twelve Oaks, a 72-unit multifamily property near Atlanta, Georgia, which we initially listed for sale in July 2004, is currently under contract for sale with a target closing date of June 2005.

     Again, all of the these transactions, investments, and negotiations by your senior management team are integral to the Company's stated goals of unlocking value by monetizing or repositioning assets to increase the net asset value of the Company. We continue to develop opportunities to reposition the Company's diverse portfolio of assets with the objective of creating a stronger, more homogeneous, and more valuable company in advance of a corporate transaction.

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>> INCREASE CASH FLOW FROM OPERATIONS:

     I am very pleased to report that the Company's real estate portfolio posted meaningful increases in net operating income(1) in 2004 as compared to 2003. NOI increased by 7.3% for the residential real estate portfolio and by 1.7% for the commercial real estate portfolio excluding the results of the Wilshire Grand Hotel or by 21.4% when including the hotel's results. This improvement was achieved despite the Company's decision not to rent vacant condominiums at Galsworthy Arms and Jefferson Gardens while evaluating the sale of these units. The Company's real estate operating margin(1) (including all properties in continuing operations) increased from 23.3% to 26.1%.

     As discussed above, we believe that the Company's 2004 capital expenditure program has strengthened the competitiveness and value of many of the properties. In several of our residential communities we have already or are currently renovating the common area facilities including the exercise rooms, pool and tennis recreational areas, and clubhouses with the intent to improve the resident experience and sales performance at these properties. Our investment in Tempe Corporate common areas has already resulted in increased leasing activity at competitive rates with the current occupancy percentage of 73% reflecting a 14% increase since October 2004. As a result of these types of improvements, we expect to see continuing strong financial performance from the residential and commercial portfolios.

     Unlocking value of assets that do not generate sufficient cash flow remains an imperative objective for your Company. In 2004 we sold twelve income generating properties, three land parcels and two condominium units to monetize assets that did not meet expected net operating income returns resulting in increased cash and less debt on the Company's balance sheet. We continue to evaluate select opportunities, in both our discontinued operations and continuing operations, to sell assets resulting in increased cash or 1031-exchange proceeds for future tax deferred investments.

----------
(1) In this letter, we refer to the term "net operating income" or "NOI" with reference to specific real estate assets or a portfolio of assets. NOI is defined as revenue derived from such assets less property related expenses related to such assets such as utilities, property taxes, property insurance and payroll (but excludes depreciation). We also refer to the term "real estate operating margin" which is defined as total company revenues less real estate operating expenses and depreciation expense with the resulting figure being divided into total revenues.

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>> CREATE SHAREHOLDER VALUE VIA CORPORATE PURCHASE OR MERGER:

     We remain strongly of the opinion that Wilshire needs to evaluate corporate transactions to either monetize the net asset value of the Company for shareholders, or increase the market value of the Company through a prudent stock merger. The Company remains receptive to negotiating acceptable bids to sell the entire Company, while at the same time is prepared to pursue the expansion of the Company by completing corporate mergers or acquisitions regardless of whether Wilshire is the acquirer or acquiree.

     We believe the Company's cash position of approximately $32 million as of December 31, 2004 (net of expected taxes to be paid in 2005 related to the oil and gas divestitures) strengthens the Company's ability to complete a corporate transaction. While we firmly recognize the need to preserve the Company's cash, we also believe that in the interim we should continue evaluating select investment opportunities that may result in generating meaningful cash flow and increased net asset value. In the event a corporate sale transaction is likely, we intend to fully evaluate the merits of a special dividend. Again, we cannot assure investors when and if a corporate transaction or a special dividend will occur.

                  Your Company's Board of Directors reaffirms its commitment to maximize shareholder value -- the guiding principle in making all of Wilshire's business and strategic decisions:

                  "We will remain open to all options. We will continue to seek the greatest possible earnings from all our operations. We will continue to focus, now as always, on our goal to maximize shareholder value, whether that means retaining our current asset mix and improving the price of your shares, or seeking ownership of shares from a potential acquirer or cash from a potential acquirer for your choice of future investments".

                                             S. WILZIG IZAK
                                             CHAIRMAN'S MESSAGE
                                             JUNE 2002




                                        ----------------------------------

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     I want to express my gratitude to the Company's senior management team and all of the employees of Wilshire who contributed so greatly to the Company during the past year. I speak on behalf of the Board of Directors in saying that we take great pride and comfort in the leadership provided by Dan Pryor and Seth Ugelow in pursuing the Company's strategic objectives and in maintaining strict financial controls and integrity. Not only have they earned our thanks and trust, but more importantly, we witnessed in the Company's rising stock price and increased trading volume the vote of confidence by the investment community. We strongly welcome all new shareholders into our investor group and are very pleased that several institutional investors have acquired large positions in the Company as detailed in the 2004 proxy statement.

     I personally want to thank the members of the Board of Directors for another year of outstanding service to the Company and its shareholders. We held numerous meetings this year as we frequently reviewed strategic considerations, the performance of the business, and the integrity of the financials. We continue to refine our corporate governance and in an important step have established the position of a Presiding Director on the Board of Directors. The primary responsibility of this position is to preside over periodic sessions of the Board of Directors in which management directors do not participate. I am very grateful that Mr. Eric J. Schmertz has accepted the responsibility of being the Presiding Director. We strongly recognize our responsibilities in corporate governance and will continually seek ways to improve upon this commitment.

     Lastly, my greatest expression of gratitude goes to the Company's shareholders for your continued loyalty and support.

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                              INVESTOR INFORMATION

                                EXECUTIVE OFFICES

                           WILSHIRE ENTERPRISES, INC.
                                 921 Bergen Ave.
                              Jersey City, NJ 07306
                                 (201) 420-2796

                         As of June 1, 2005 please use:
                                1 Gateway Center
                                Newark, NJ 07102
                                 (201) 420-2796

                              SHAREHOLDER RELATIONS

            Please contact the Company at the addresses listed above.


  This annual report is not complete without the Form 10-K. If you need a form 10-K, please call (201) 420-2796 and one will be sent to you free of charge.


                              SHAREHOLDER SERVICES
        Dividend and change of address information should be directed to:
                                Roger Bernhammer
                              Stock Transfer Agent
                   Continental Stock Transfer & Trust Company
                                 17 Battery Park
                               New York, NY 10004
                                 (212) 509-4000

                                     COUNSEL
                              Lowenstein Sandler PC
                                  Roseland, NJ
                              Sullivan and Cromwell
                                  New York, NY

                                 TRANSFER AGENT
                           Continental Stock Transfer
                                 & Trust Company

                                     LISTED
                             American Stock Exchange